Exhibit 10.3

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) is entered on this 8th day of June, 2017, between Relmada Therapeutics, Inc., a Nevada corporation (“Relmada”), and Actinium Pharmaceuticals, Inc., a Delaware corporation (“Actinium”), with respect to the office space (the “Premises”) located on the 7th floor of the office building located at 275 Madison Avenue, New York, New York (“the Building”), upon and subject to the following terms and conditions:

This Agreement amends and restates in its entirety that certain Office Space License Agreement, dated as of March 10, 2016 and effective as of January 1, 2016, between Relmada and Actinium (the “Original Agreement”) for office space within the Premises. This Agreement is intended to and does completely amend and restate the Original Agreement.

A.       As of the date hereof, Relmada and Actinium have entered into an Assignment and Assumption Agreement (the “Assignment and Assumption”) pursuant to which Actinium will occupy the entire Premises in accordance with the terms thereof and assume Relmada’s obligations under that certain Lease, dated June 9, 2015, (the “Lease”) between 275 Madison Avenue RPW 1 LLC and 275 Madison Avenue RPW 2 LLC RPW (as successor in interest to GP 275 Owner, LLC) and Relmada, among other things.

B.       Relmada and Actinium desire to amend and restate the Original Agreement with respect to Actinium’s occupancy of the Client Area (as defined under the Original Agreement”), to reflect Actinium’s continued license to use the furniture, fixtures, equipment and tenant improvements (collectively, “FFE”) located in the Premises.

NOW THEREFORE, in consideration of the License Fee (as hereinafter defined) to be paid, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       License to Use: (a) Relmada hereby grants Actinium the license to use the FFE that is located in the Premises, a schedule of which is attached hereto as Exhibit A, for a period of time that shall be coterminous with the Lease (the “Term”). For the duration of the Term, Actinium shall pay Relmada the amount of $7,529.00 per month (the “Licensee Fee”) on the first calendar day of each month.

(b) This FFE use license is granted, and Actinium hereby accepts such license, on an “AS-IS, WITH ALL FAULTS” basis, without recourse, representation or warranty of any kind or nature, express or implied, including without limitation, habitability, merchantability or fitness for a particular purpose.

(c) During the Term, Actinium, at its sole cost and expense, shall keep and maintain the FFE, in a good state of repair, normal wear and tear excepted, and shall be responsible for replacement and/or repair of any FFE which is not returned because it is damaged, lost or stolen. Actinium shall not remove any of the FFE from the Premises without prior written approval of Relmada. Relmada shall be granted access to the Premises at reasonable times, upon advance written notice for the purposes of inspecting the FFE. Relmada shall have no obligation to repair, maintain or insure any of the FFE. Actinium, at its sole cost and expense, shall insure the FFE (and name Relmada as additional insured) for its full replacement value.

(d) At the expiration or earlier termination of Term, the FFE shall be returned and surrendered to Relmada, at such location as designated by Relmada, in good condition and repair, reasonable wear and tear excepted.

(e) Actinium shall not have the right to and shall not (i) remove the FFE from the Premises or modify the FFE in any way, or (ii) pledge or encumber any of the FFE in any way.

2.       Right to Purchase: Actinium shall have at any time during the Term of this Agreement the right to purchase the FFE by delivering written notice of such intent to Relmada together with a tender of payment of a purchase price equal to the FFE Consideration (as hereinafter defined). The purchase contemplated by the previous sentence will be effected by the execution and delivery by the parties of a Bill of Sale in form and substance mutually acceptable to both parties. “FFE Consideration” shall mean $ 496,909.00 less any License Fee(s) previously paid by Actinium.

3.       Termination of License to use “Client Area” (as defined in the Original Agreement): Upon the execution by both parties of the Assignment and Assumption, the Original Agreement shall be deemed terminated as relating to Actinium’s occupancy of the Client Area, except for any covenant, term, condition or agreement to be complied with or performed by Actinium under the Original Agreement prior to the date hereof, which shall be deemed to survive.

4.       Default: Each of the following shall constitute a “Default” by Actinium:

(a)       The failure of Actinium to pay any sum when due, and such failure continues for a period of five (5) days thereafter.

(b)       Actinium shall become insolvent or unable to pay its debts as they become due, or Actinium notifies Relmada that it anticipates either condition; or Actinium files a petition under any section or chapter of the United States Bankruptcy Code, as amended from time to time; or a petition shall be filed against Actinium under such statute or Actinium notifies Relmada that it knows such a petition will be filed and such petition is not withdrawn or dismissed within sixty (60) days of filing; or a receiver or trustee is appointed to take possession of substantially all of Actinium’s assets located at the Premises or of Actinium’s interest in this Agreement is legally attached or seized.

(c)       Actinium shall fail to perform, in whole or in part, any of the other obligations under this Agreement and such failure or non-performance continues for a period of five (5) days after written notice thereof has been given by Relmada.

5.       Remedies - Termination: (a) If a Default occurs, then at any time thereafter, prior to the curing thereof, Actinium shall be deemed to have automatically exercised its right to purchase the FFE pursuant to Section 2 hereof and the FFE Consideration shall be immediately due and payable, and Relmada may exercise any and all rights and remedies available to Relmada, with or without notice of demand, under this Agreement, at law, or in equity, to recover and collect the FFE Consideration and/or to terminate this Agreement.

(b) Actinium shall pay all reasonable attorney and other fees, expenses and costs incurred by Relmada in protecting its rights under this Agreement and/or for any action taken by Relmada to collect any amounts due by Actinium under this Agreement.

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6.       Indemnification: Actinium covenants and agrees to indemnify and hold Relmada harmless from and against any and all losses, damages, costs, charges, counsel fees and other expenses of every nature and character whatsoever which may be incurred by Relmada by reason of Actinium's use of the FFE and by reason of Actinium’s failure to comply or perform any covenant, term, condition, or agreement in this Agreement to be complied with or performed by Actinium.

7.       Entire Agreement: This Agreement, including all Exhibit(s) attached hereto (which Exhibit(s) are hereby incorporated herein and shall constitute a portion hereof), contains the entire agreement between Relmada and Actinium with respect to the subject matter hereof.

8.       Severability: It is the intention of the parties hereto that if any provision of this Agreement is capable of two constructions, one of which would render the provision invalid and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to other persons or circumstances, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

9.       Counterparts: This Agreement may be executed in any number of separate counterparts, all of which counterparts taken together shall constitute the entirety of this Agreement.

IN WITNESS WHEREOF, Relmada and Actinium have executed this Agreement as of the date first above written.

RELMADA THERAPEUTICS, INC.

By:	/s/ Sergio Traversa
Name:	Sergio Traversa
Title:	Chief Executive Officer

ACTINIUM THERAPEUTICS, INC.

By:	/s/ Steve O’Loughlin
Name:	Steve O’Loughlin
Title:	Principal financial Officer

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EXHIBIT A

ITEMIZED INVENTORY OF FFE